Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration No. 333-212571

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Prinacipal at Risk Securities Linked to a Basket of Two Indices and One ETF due July 6, 2021

Term Sheet dated June 4, 2019 to Preliminary Pricing Supplement dated June 4, 2019 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Term	Approximately 2 years
Reference Asset	A basket (the “Basket”) consisting of two indices and one exchange-traded fund (each, a “Basket Component” and, together, the “Basket Components”). The Basket Components and the weighting of each Basket Component are as follows: the Dow Jones Industrial Average® (34%) (the “INDU Index”); the Nasdaq-100 Index® (33%) (the “NDX Index”) and the iShares® MSCI Emerging Markets ETF (33%) (the “Fund”).
Pricing Date	June 28, 2019[1]
Issue Date	July 3, 2019[1]
Calculation Day	June 28, 2021[1]
Stated Maturity Date	July 6, 2021[1]
Original Offering Price[2]	$1,000 per security (100% of par)
Maturity Payment Amount	See “Calculation of the Maturity Payment Amount” on page 3 of this term sheet.
Starting Level	100
Ending Level	See “Calculation of the Ending Level” on page 3 of this term sheet.
Maximum Return	12.00% to 16.00% of the original offering price ($120.00 to $160.00 per security), to be determined on the pricing date
Threshold Level	85 (85% of the starting level)
Participation Rate	125%
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06747MXQ4 / US06747MXQ40
Agent Discount	3.00%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 1.75% and WFA will receive a distribution expense fee of 0.075%

Investment Description

•	Linked to a Basket of two indices and one ETF composed of the Dow Jones Industrial Average® (34%); the Nasdaq-100 Index® (33%) and the iShares® MSCI Emerging Markets ETF (33%)

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Basket from the starting level to the ending level.

The maturity payment amount will reflect the following terms:

o	If the level of the Basket increases:

You will receive the original offering price plus 125% participation in the upside performance of the Basket, subject to a maximum return at maturity of 12.00% to 16.00% (to be determined on the pricing date) of the original offering price. As a result of the maximum return, the maximum maturity payment amount will be $1,120.00 to $1,160.00 per security.

o	If the level of the Basket remains flat or decreases but the decrease is not more than 15%:

You will be repaid the original offering price

o	If the level of the Basket decreases by more than 15%:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the level of the Basket in excess of 15%

•	Investors may lose up to 85% of the original offering price

•	Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described in the PPS) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in the PPS and “Risk Factors” in the accompanying prospectus supplement.

•	No periodic interest payments or dividends

· No exchange listing; designed to be held to maturity

1 Expected. In the event that we make any change to the expected pricing date or issue date, the calculation day and/or the stated maturity date may be changed so that the stated term of the securities remains the same.

2 The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $920.00 and $950.50 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PPS-4 of the PPS.

THIS TERM SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. The securities will have the terms specified in the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016, as supplemented or superseded by the PPS. The securities have complex features, and investing in the securities involves risks not associated with an investment in conventional debt securities. Investors should carefully consider the terms of the securities set forth in the aforementioned documents.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

Hypothetical Payout Profile

The profile to the right is based on a hypothetical maximum return of 14.00% of the original offering price or $140.00 per security (the midpoint of the specified range for the maximum return), a participation rate of 125% and a threshold level equal to 85% of the starting level.

For purposes of the following graph, “Basket return” means the percentage change from the starting level to the ending level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual maximum return and whether you hold your securities to maturity. If the maximum return is less than 14.00% of the original offering price, your actual return may be lower than the returns shown.

Hypothetical Returns

Hypothetical ending level	Percentage change from the starting level to the hypothetical ending level	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return
175.00	75.00%	$1,140.00	14.00%
160.00	60.00%	$1,140.00	14.00%
150.00	50.00%	$1,140.00	14.00%
140.00	40.00%	$1,140.00	14.00%
130.00	30.00%	$1,140.00	14.00%
120.00	20.00%	$1,140.00	14.00%
111.20	11.20%	$1,140.00	14.00%
110.00	10.00%	$1,125.00	12.50%
105.00	5.00%	$1,062.50	6.25%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
84.00	-16.00%	$990.00	-1.00%
80.00	-20.00%	$950.00	-5.00%
75.00	-25.00%	$900.00	-10.00%
70.00	-30.00%	$850.00	-15.00%
50.00	-50.00%	$650.00	-35.00%
25.00	-75.00%	$400.00	-60.00%
0.00	-100.00%	$150.00	-85.00%

The returns shown above assume a hypothetical maximum return of 14.00% of the original offering price, or $140.00 per security (the midpoint of the specified range for the maximum return). Each security has an original offering price of $1,000.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual ending level and actual maximum return. There can be no prediction of the closing level of the Basket on any day during the term of the securities, including on the calculation day. If the maximum return is less than 14.00% of the original offering price, the actual amount you receive at stated maturity and the resulting pre-tax rate of return may be lower than the amounts received at stated maturity and the resulting pre-tax rates of return shown above.

Calculation of the Maturity Payment Amount

The maturity payment amount per security will be determined as follows:

•	If the ending level is greater than the starting level, the maturity payment amount will be equal to $1,000 plus the lesser of:

(i)

(ii)	the maximum return

•	If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level, the maturity payment amount will be equal to $1,000

•	If the ending level is less than the threshold level, the maturity payment amount will be equal to $1,000 minus

If the ending level is less than the threshold level, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Calculation of the Ending Level

The ending level will be calculated based on the weighted returns of the Basket Components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 34% of the component return of the INDU Index; (B) 33% of the component return of the NDX Index and (C) 33% of the component return of the Fund.

The component return of a Basket Component will be equal to:

where,

•	the initial component value will be the closing value of that Basket Component on the pricing date; and

•	the final component value will be the closing value of that Basket Component on the calculation day.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components or any of the securities composing or held by the Basket Components. You should carefully review the risk disclosures set forth under the “Risk Factors” section of the prospectus supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket Components Or The Securities Composing The Indices.
•	Correlation (Or Lack Of Correlation) Of Performances Among The Basket Components May Adversely Affect Your Return On The Securities, And Changes In The Values Of The Basket Components May Offset Each Other.
•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.
•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.
•	Owning The Securities Is Not Equivalent To Owning The Fund Or The Securities Held By Or Composing The Fund, The Indices Or The Fund Underlying Index.
•	Each Index Reflects The Price Return Of The Securities Composing That Index, Not The Total Return.
•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities With Respect To The NDX Index.
•	Adjustments To An Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.
•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities With Respect To The Fund.
•	There Are Risks Associated With Investments In Securities Linked To Emerging Markets With Respect To The Fund.
•	The Securities Are Subject To Currency Exchange Risk With Respect To The U.S. Dollar And The Non-U.S. Currencies Represented In The Fund.
•	Certain Features Of Exchange-Traded Funds Will Impact The Value Of The Securities.
•	Adjustments To The Fund Or To The Fund Underlying Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.
•	Anti-Dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.
•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.
•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.
•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.
•	The Historical Performance Of The Basket Components Is Not An Indication Of Their Future Performance.
•	The Ending Level Is Not Based On The Level of the Basket At Any Time Other Than The Calculation Day.
•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates.
•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Held By Or Included In The Basket Components Or The Fund Underlying Index.
•	We And Our Affiliates Have No Affiliation With Any Index Sponsor, Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Not suitable for all investors

Investment suitability must be determined individually for each investor. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PPS-12 of the accompanying PPS and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the securities. For more information regarding the Basket and the Basket Components, see “The Basket,” “The Dow Jones Industrial Average®,” “The Nasdaq-100 Index®” and “The iShares® MSCI Emerging Markets ETF” in the PPS.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

Consult your tax advisor

Investors should review carefully the accompanying PPS, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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